Exhibit 99.1

Perdoceo Education Corporation Announces Leadership Changes

Todd Nelson Appointed President and Chief Executive Officer

SCHAUMBURG, IL. (November 17, 2023) – Perdoceo Education Corporation (NASDAQ: PRDO), a provider of postsecondary education programs, today announced that Todd Nelson has been appointed as President and Chief Executive Officer of Perdoceo and transitioned from his position of Executive Chairman of Perdoceo’s Board to fill such offices. Mr. Nelson previously served as Perdoceo’s President and Chief Executive Officer from 2015 to January 2022. In connection with such transition, Gregory L. Jackson, the Board’s current Lead Independent Director, was named Chairman of the Board. Andrew Hurst resigned as President and Chief Executive Officer of Perdoceo and as a director of the Company, effective November 15, 2023. The Board accepted Mr. Hurst’s resignation and also approved a decrease in the size of the Board from nine to eight members.

“I am excited to assume the role of President and Chief Executive Officer of Perdoceo to build on our recent successes and look forward to leading our experienced management team and dedicated employees to execute our strategic plan and meet our financial objectives,” Nelson said. “I am proud of our team’s commitment to serving and educating students and of our achievements over the last several years.”

“The Board and I are very pleased to have someone with Todd’s deep industry knowledge and years of experience back leading Perdoceo during this period of increased regulatory volatility and economic complexity and I look forward to continuing our work together,” said Jackson. “I would also like to thank Andrew for his contributions and wish him well in his future endeavors.”

About Perdoceo Education Corporation

Perdoceo’s accredited academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. The Company’s academic institutions – Colorado Technical University (“CTU”) and the American InterContinental University System (“AIUS” or “AIU System”) – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs. Perdoceo’s academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIUS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to support and educate students while enhancing overall learning and academic experiences. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce. For more information, please visit www.perdoceoed.com.

###

CONTACT

Investors:

Alpha IR Group

Davis Snyder or Nick Nelson

(312) 445-2870

PRDO@alpha-ir.com

or

Media:

Perdoceo Education Corporation

(847) 585-2600

media@perdoceoed.com

Source: Perdoceo Education Corporation